$700 $800 $900 $1,000 $1,100 $1,200 $1,300 -30% -20% -10% 0% 10% 20% 30% $700 $800 $900 $1,000 $1,100 $1,200 $1,300 -30% -20% -10% 0% 10% 20% 30% Payment at Maturity Percentage Change from Initial Underlying Value to Final Underlying Value The Underlying The Securities Hypothetical Payment at Maturity ** Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: SPDR ® S&P 500 ® ETF Trust (“SPY”) Pricing date: March 30, 2020 Valuation date: March 31, 2025 Maturity date: April 3, 2025 Reset barrier value : [85% to 90%] of the initial underlying value* Reset event: A reset event will occur if the underlying closes below the reset barrier value on any day during the first 2 years of the security Upside barrier value : • If a reset event has not occurred: the initial underlying value • If a reset event has occurred: the reset barrier value Downside barrier value: 80% of the initial underlying value CUSIP / ISIN: 17324XYA2 / US17324XYA26 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Underlying upside return : (Final underlying value – upside barrier value ) / initial underlying value Return amount: $1,000 × the underlying upside return Equity ratio: $1,000 divided by the initial underlying value Payment at Maturity: • If the final underlying value is greater than the upside barrier value: $1,000 + the return amount • If the final underlying value is less than or equal to the upside barrier value but greater than or equal to the downside barrier value: $1,000 • If the final underlying value is less than the downside barrier value: a number of underlying shares equal to the equity ratio (or, if the issuer elects, their cash value based on the final underlying value) If the final underlying value is less than the downside barrier value, you will not be repaid your stated principal amount at maturity but instead will receive underlying shares (or, in the issuer’s sole discretion, cash) worth significantly less than the stated principal amount of your securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Amended and Restated Preliminary Pricing Supplement dated March 17, 2020 * The actual reset barrier value will be determined on the pricing date. ** The hypotheticals assume that the reset barrier value will be set at the highest value indicated in this offering summary. If you would receive underlying shares at maturity, the hypotheticals illustrate their value based on the final underlying value. Additionally, t he hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Barrier Securities with Upside Reset Linked to SPY B/C D A A B C D Hypothetical Percent Change from Initial to Final Underlying Value If a Reset Event Has Not Occurred If a Reset Event Has Occurred Hypothetical Security Return Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Payment at Maturity D 100.00% 100.00% $2,000.00 110.00% $2,100.00 75.00% 75.00% $ 1,750.00 85.00% $1,850.00 50.00% 50.00% $ 1,500.00 60.00% $1,600.00 25.00% 25.00% $ 1,250.00 35.00% $1,350.00 C 0.00% 0.00% $ 1,000.00 10.00% $ 1,100.00 - 5.00% 0.00% $1,000.00 5.00% $ 1,050.00 - 10.00% 0.00% $1,000.00 0.00% $ 1,000.00 B - 15.00% 0.00% $1,000.00 0.00% $1,000.00 - 20.00% 0.00% $1,000.00 0.00% $1,000.00 A - 20.01% - 20.01% $799.90 - 20.01% $799.90 - 50.00% - 50.00% $500.00 - 50.00% $500.00 - 100.00% - 100.00% $0.00 - 100.00% $0.00 If a Reset Event Has Not Occurred If a Reset Event Has Occurred

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the final underlying value is less than the downside barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in the issuer’s sole discretion, cash based on the value thereof) that are worth significantly less than your initial investment in the securities and may be worth nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.